    As filed with the Securities and Exchange Commission on October 8, 1998

                                         Registration Statement No. 333-
                                                                        --------

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    LEVEL ONE COMMUNICATIONS, INCORPORATED
            (Exact name of Registrant as specified in its charter)

        CALIFORNIA                                      33-0128224
(State of other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                               9750 Goethe Road
                         SACRAMENTO, CALIFORNIA 95827
                   (Address of Principal Executive Offices)

                                  JOHN KEHOE
                SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                    LEVEL ONE COMMUNICATIONS, INCORPORATED
                               9750 GOETHE ROAD
                             SACRAMENTO, CA  95827
                                (916) 855-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ______________________

                                   COPIES TO:

                             GILLES S. ATTIA, ESQ.
                               GRAHAM & JAMES LLP
                          400 CAPITOL MALL, SUITE 2400
                          SACRAMENTO, CALIFORNIA 95814
                                 (916) 558-6700
                             ______________________

       Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE


 TITLE OF EACH CLASS       AMOUNT TO BE         PROPOSED MAXIMUM     PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 OF SECURITIES TO BE        REGISTERED         OFFERING PRICE PER        OFFFERING PRICE (1)        REGISTRATION FEE
    REGISTERED                                      SHARE (1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par
 value per share.....          4,217,855(2)       $   18.87              $  79,590,923.85            $  23,479.33
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock of the Registrant on October 2, 1998, as reported on the Nasdaq National Market.

(2) Includes 256,493 shares of Common Stock of the Registrant reserved for issuance upon exercise of warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

                                   PROSPECTUS

                            (SUBJECT TO COMPLETION)
                                                                OCTOBER   , 1998
                                                                        --

                                4,217,855 SHARES
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                  COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of up to 4,217,855 shares of Common Stock, no par value per share (the "Shares"), of Level One Communications, Incorporated, a California corporation ("Level One" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, distributees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition of Acclaim Communications, Inc. ("Acclaim"), a Delaware corporation, by and through a merger of a wholly-owned subsidiary of Level One, Aardvark Acquisition Corp. ("Aardvark"), with and into Acclaim (the "Merger"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 506 of Regulation D thereunder. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization dated as of June 25, 1998 (the "Merger Agreement") by and between Level One, Aardvark and Acclaim.

     The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution." To the extent required, the number of shares to be sold, the name of the Selling Stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement") to the extent not otherwise disclosed herein. The aggregate proceeds to the Selling Stockholder(s) from the sale of the Shares offered from time to time hereby will be the purchase price of the Shares sold less commissions, discounts and other compensation, if any, paid by the Selling Stockholder(s) to any agent or broker-dealer. The price at which any of the Shares may be sold, and the commissions, if any paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters. See "Selling Stockholders" and "Plan of Distribution."

     The Company's Common Stock is listed on the Nasdaq National Market under
the symbol "LEVL." On October    , 1998, the last sale price of the Company's
                              ---
Common Stock was $[      ] per share.
                   ------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                         COMMENCING ON PAGE 7 HEREOF.

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
          DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1998
                                                       --

                             QUESTIONS AND ANSWERS
                              ABOUT THIS OFFERING


Q.   WHAT IS THE PURPOSE OF THIS OFFERING?

A. In July 1998, the Company completed the acquisition of Acclaim through a merger of a subsidiary of the Company with and into Acclaim (referred to herein as the "Merger"). As part of the Merger, the former stockholders of Acclaim (the "Selling Stockholders") received shares of Company common stock in exchange for their shares of Acclaim capital stock and the assumption by the Company of options and warrants to purchase Acclaim capital stock. The Company issued the shares of its common stock to the Acclaim stockholders in reliance on a private placement exemption under the federal securities laws. Because the shares of common stock were issued in a private placement transaction such shares are deemed to be "restricted securities" for the purpose of the federal securities laws and, as a result, the shares are subject to substantial restrictions on resale under such laws. The Company has filed this Prospectus (and the related registration statement) as part of its obligation under a registration rights agreement with the Selling Stockholders. This Prospectus (and the related registration statement) makes it possible for the Selling Stockholders to sell the shares of Company common stock received by them in the Merger. A Selling Stockholder is required to deliver a copy of this Prospectus in connection with any sale of shares by them.

Q.   WILL THE COMPANY RECEIVE ANY PROCEEDS FROM THIS OFFERING?

A. No. This Prospectus (and the related registration statement) has been filed to permit the Selling Stockholders to sell the shares of Company common stock received by them in the Merger. All proceeds from the sales of Company common stock by the Selling Stockholders will be kept by the Selling Stockholders and the Company will receive no portion of the proceeds. The Selling Stockholders are required to pay all commissions, discounts, concessions and any other compensation paid to broker-dealers or other agents of the Selling Stockholders as well as any other expenses incurred by the Selling Stockholders in connection with such sales.

Q. ARE THE SELLING STOCKHOLDERS REQUIRED TO SELL THEIR SHARES OF COMPANY COMMON STOCK?

A. No. The Selling Stockholders are not required to sell their shares of Company common stock. The Selling Stockholders will make the decision whether or not to sell their shares of Company common stock, and the timing, manner and size of any such sale. See the section of this Prospectus entitled "Plan of Distribution" beginning on page 14 for further details regarding the different types of transactions the Selling Stockholders may engage in with respect to their shares of Company common stock.

Q. MAY THE SELLING STOCKHOLDERS SELL THEIR SHARES OF COMPANY COMMON STOCK RECEIVED IN THE MERGER AT ANY TIME?

A. No. As part of their obligations under the registration rights agreement with the Company, the Selling Stockholders have agreed not to sell their shares of Company common stock using this Prospectus during the period beginning twenty-eight calendar days prior to the end of each of the Company's fiscal quarters and ending on the second trading day following the date of the Company's public announcement of its earnings for such fiscal quarter.

Q.   HOW LONG WILL THE SELLING STOCKHOLDERS BE ABLE TO USE THIS PROSPECTUS?

A. Under the terms of the registration rights agreement, the Company has agreed to keep this Prospectus (and the related registration statement) effective until July 6, 1999. After July 6, 1999, the Selling Stockholders will no longer be able to use the Prospectus to sell their shares of Company common stock and the Selling Stockholders will again have to comply with the resale restrictions of the federal securities laws applicable to "restricted securities."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. The Company has filed the Registration Statement electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-22068) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 29, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1998 and June 28, 1998;

     (3) The Company's Current Reports on Form 8-K, Form 8-K/A (Amend. No. 1) and 8-K/A (Amend. No. 2), filed with the Commission on July 17, September 21, 1998 and October 7, 1998;

     (4) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

     (5) The description of the Registrant's Common Stock contained in Items 1 and 2 of the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, filed with the Commission on July 9, 1993.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that is incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made to Level One Communications, Incorporated, 9750 Goethe Road, Sacramento, California 95827, (916) 855-5000.

                                  THE COMPANY

     Level One designs, develops and markets mixed-signal application specific standard integrated circuit products ("ASSPs") for high-speed digital signal transmission and networking connectivity to systems that transport information, within an office or around the world. Such systems connect to local area networks ("LANs"), wide area networks ("WANs") and public telephone transmission networks. LANs, WANs, and telephone transmission networks make possible such activities as the use of intra-enterprise networking ("intranets") and the use of the Internet and World Wide Web.

     Level One ASSPs transmit, regenerate and receive digitized voice, data, and video signals using a wide variety of protocols. Because these products both transmit and receive signals, they are called "transceivers". All networks, LAN, WAN, and transmission, require transceivers. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability, resulting in lower total system cost.

     As the volume of transmitted digital information continues to grow, communications original equipment manufacturers ("OEMs") that supply products and systems to the transmission and networking markets face a fundamental challenge of providing greater data on a cost-effective basis. Level One addresses the needs of leading communications OEMs by providing high performance mixed-signal ASSPs that optimize the allocation of analog and digital signal processing functions. The Company's proprietary simulation software and sophisticated design and testing methodology accelerate the product design cycle to improve time to market.

     A key challenge for Level One's OEM customers and their end users is the creation of access technologies that maximize the use of the large installed base of twisted-pair copper telephone lines to transport information. With more than 1.3 billion miles in place in the United States, copper telephone wire is expected to remain the primary medium for local connectivity to the "electronic superhighway" transport media that handle long-distance data transmissions.
Such long-distance transport media include copper telephone lines, coaxial cable, fiber optic cable, wireless and satellite transmission. Copper telephone wire, which was originally designed to transmit relatively slow analog voice signals, requires special signal conditioning circuits to enable transmission of high-speed digital signals.

     The Company was incorporated in California in November 1985. The Company's executive offices are located at 9750 Goethe Road, Sacramento, California 95827 and its telephone number is (916) 855-5000. At the 1998 Annual Meeting of Shareholders of the Company, the shareholders approved a proposal to reincorporate the Company in the State of Delaware. The Company currently expects the reincorporation to be completed in the fourth quarter of fiscal 1998.

                                 RISK FACTORS

     THIS PROSPECTUS AND CERTAIN INFORMATION INCORPORATED BY REFERENCE HEREIN CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

Manufacturing Risks

     The Company does not manufacture the wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend in substantial part on its ability to maintain or increase the capacity available from its existing or new foundries. In prior years, the Company has experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, current supplier interruptions or other changes will not have a material impact on the Company's business.

     Manufacturing process technologies are subject to rapid change. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes, and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. The Company's business, financial condition and results of operations could be materially adversely affected if any such transition is substantially delayed or inefficiently implemented.

     The Company is also dependent upon third-party assembly companies that package or test the Company's devices. The Company depends upon these suppliers to produce products in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

Factors Affecting Annual and Quarterly Operating Results

     The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this report, may not be predictive of future performance.

Dependence on New Products

     The Company's future success depends on its ability to timely develop and introduce new products which compete effectively. Because of the complexity of its products, the Company may experience delays in completing development and introduction of new products, and, as a result, not achieve the market share anticipated for such products. The Company's strategy is to develop products for the fastest growing segments of the communications market. The Company conducts its own analysis of market trends and reviews forecasts and information provided by industry analysts. Market conditions may change rapidly as technology, economic, or user-preference conditions cause different communications technologies to experience growth other than that forecast by the Company or others. There can be no assurance that the Company will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. In addition, the average selling price for any particular product tends to decrease over the product's life. To offset such price decreases, the Company relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products which incorporate advanced features and other price/performance factors such that higher average selling prices and higher margins are achievable relative to existing product lines. To the extent that cost reductions and new product introductions with higher margins do not occur in a timely manner, or the Company's products do not achieve market acceptance, the Company's operating results could be adversely affected.

Management of Growth; Dependence on Key Personnel

     The Company is currently experiencing a period of significant growth which has placed, and could continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage its growth effectively will require continued expansion and refinement of the Company's operational, financial, management and control systems, as well as a significant increase in the Company's development, testing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on the Company's resources. The Company's success also depends to a significant extent upon its ability to retain and attract key personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain and attract key personnel. If the Company's management is unable to manage growth effectively, maintain the quality and marketability of the Company's products and retain, hire and integrate key personnel, the Company's business, financial condition and results of operations could be materially adversely affected.

Intellectual Property

     The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company.
Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995 the Company commenced infringement litigation against a competitor.

Semiconductor Industry

     The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

     In addition, the securities of many high technology companies have historically been subject to extreme price and volume fluctuations, factors which may affect the market price of the Company's common stock. As is common in the semiconductor industry, the Company frequently ships more product in the third month of a quarter than in the other months. If a disruption in the Company's production or shipping occurs near the end of a quarter, the Company's revenues for that quarter could be adversely affected.

     The Company must order wafers and build inventory in advance of product shipments. There is risk that the Company could produce excess or insufficient inventories of particular products because the Company's markets are volatile and subject to rapid technology and price changes. This inventory risk is heightened because certain of the Company's customers place orders with long lead times which may be subject to cancellation or rescheduling by that customer. To the extent the Company's produces excess or insufficient inventories of particular products, the Company's revenues and earnings could be adversely affected.

     Increased demand for semiconductor products may result in a reduction in the availability of wafers from foundries. Such capacity limitations may adversely affect the Company's ability to deliver products on a timely basis and affect the Company's margins. Additionally, the Company believes that during periods of strong demand and/or restricted semiconductor capacity, customers will over-order to assure an adequate supply. Certain of the Company's customers may cancel or postpone orders without notice if product becomes available elsewhere.

     Shortages of components from other suppliers could cause the Company's customers to cancel or delay programs incorporating the Company's products, resulting in the cancellation or delay of orders for the Company's products.

Intense Competition

     The semiconductor industry is intensely competitive. The Company's competition consists of semiconductor companies and semiconductor divisions of vertically integrated companies. In the telecom market, the Company's principal competitors are Brooktree Corporation (a subsidiary of Rockwell International, Inc.), Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.) ("Crystal"), Dallas Semiconductor, Inc., Lucent Technologies Inc. ("Lucent"), PMC-Sierra Inc. and Siemens A.G. In the networking market, the Company's principal competitors are Advanced Micro Devices, Inc., Broadcom Corporation, Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Incorporated. Many of these competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of products.

     The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of the Company's control. Such factors include, without limitation, success in designing and manufacturing new products, implementing new technologies, intellectual property programs, product quality, reliability, price, efficiency of production, and general economic conditions. There is no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

International Operations

     Due to its reliance on international sales and foreign third-party manufacturing and assembly operations, the Company is subject to the risks of conducting business outside of the United States including government regulatory risks, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or operating results. The recent economic downturn in several Asian countries has not affected the Company in a material way, but there can be no assurances that continued economic problems in Asia or any other region of the world will not affect the Company.

Increased Leverage

     As a result of the Company's sale in August and September 1997 of its 4% Convertible Subordinated Notes due 2004 (the "Notes"), the Company has incurred approximately $115.0 million in additional indebtedness which increases the ratio of its long-term debt to its total capitalization from 3.0%, at June 29, 1997, to 48.8%, at December 28, 1997. As a result of this increased leverage, the Company's interest obligations have increased substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

Volatility of Stock Price

     Economic and other external factors, many of which are beyond the control of the Company, may have a significant impact on the Company's business and on the market price of its Common Stock. Such factors include, without limitation, fluctuations in product revenue and net income of the Company or its competitors, shortfalls in the Company's operating results from levels forecast by securities analysts, announcements concerning the Company, its competitors or customers, announcements of technological innovations by the Company, its competitors or its customers, the introduction of new products or changes in product pricing policies by the Company, its competitors or its customers, market conditions in the industry and the general state of the securities market. In addition, the stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. These fluctuations, as well as general economic, political and market conditions such as recession or international instability, may adversely affect the market price of the Company's Common Stock.

Year 2000 Compliance

     The Company has reviewed its exposure to risks that could be caused if internal computer systems do not correctly recognize date information when the year changes to 2000. Management believes that the likelihood of a material adverse impact due to problems with internal systems or products sold to customers is remote and expects that the cost of remedying internal systems that currently cannot process the date change will not have a material effect on the Company's financial position or overall trends in results of operations. The Company is also contacting critical suppliers of products and services to determine that the supplier's operations and the products and services they provide are year 2000 compliant. There can be no assurance that another company's failure to ensure year 2000 capability would not have an adverse effect on the Company.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                             SELLING STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by means of this Prospectus, and the number of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                                    SHARES BENEFICIALLY
                                                                                                        OWNED AFTER
                                                                                                         OFFERING
                                                      SHARES               SHARES WHICH MAY BE
                                                    BENEFICIALLY        SOLD PURSUANT TO THIS
SELLING STOCKHOLDER                                   OWNED(1)               PROSPECTUS(2)             NUMBER          PERCENT

Visveswar Akella(3)..............................   1,302,460                 1,302,460                --              --
Tom Hsien-Chin Hsieh and Ling Ling T.
Hsieh............................................       1,360                     1,360                --              --
Eugene Fleisher..................................       3,429                     3,429                --              --
Swaminathan Ganesan..............................       1,360                     1,360                --              --
Steve Gulesserian................................       1,209                     1,209                --              --
Joseph Toste.....................................       3,930                     3,930                --              --
Douglas Denny....................................       2,116                     2,116                --              --
Anindya Chakraborty..............................       2,947                     2,947                --              --
Frances Hsin-Pei Wang............................       2,154                     2,154                --              --
Durvasula Sastry.................................       9,071                     9,071                --              --
Jagannadham Akella...............................       7,257                     7,257                --              --
Seshagiri Rao Mandalika..........................       3,628                     3,628                --              --
Ethindrababu A. Baktha...........................       3,628                     3,628                --              --
David E. Dukinfield..............................       3,401                     3,401                --              --
Diosdado P. Banatao(4)...........................   1,307,848                 1,307,848                --              --
Angel Ventures, L.P.(5)..........................     583,672                   583,672                --              --
Jones M. Castro, Jr. and/or
Marina E. Castro, JTWROS.........................       9,750                     9,750                --              --
Phurpa G. LadenLa and Sophie C.
LandenLa, TTEES UTD,
10/14/85, Phurpa G. LadenLa
and Sophie C. LadenLa, Trustors..................       4,875                     4,875                --              --
Stephen R. Dohrmann..............................       4,062                     4,062                --              --
Capquest Ventures, Incorporated..................       9,750                     9,750                --              --
Alfredo Alforque.................................       1,625                     1,625                --              --
Reynaldo S. Factoran.............................       1,625                     1,625                --              --
Gil Espinosa.....................................       1,625                     1,625                --              --
Juan Magdaraog...................................         812                       812                --              --
Rogelio Laraya...................................         812                       812                --              --


                                                                                                    SHARES BENEFICIALLY
                                                                                                        OWNED AFTER
                                                                                                         OFFERING
                                                      SHARES                 SHARES WHICH MAY BE
                                                    BENEFICIALLY            SOLD PURSUANT TO THIS
SELLING STOCKHOLDER                                   OWNED(1)                 PROSPECTUS(2)          NUMBER          PERCENT
Diosdado Rey Banatao.............................       3,250                     3,250                --              --
Desi R. Banatao..................................       3,250                     3,250                --              --
Tala M. Banatao..................................       3,250                     3,250                --              --
Thomas Alexander(6)..............................      56,990                    56,990                --              --
Adaptive Technologies, LLC(7)....................      33,753                    33,753                --              --
Chong-Moon Lee(8)................................     640,420                   640,420                --              --
Ravinder Sajwan(9)...............................     240,445                    77,160                --              --
Ramjit Johl(10)..................................     117,991                    85,335                --              --
Satish Sathe(11).................................      75,371                    19,323                --              --
LINC Capital, Inc.(12)...........................       6,093                     6,093                --              --
Silcon Valley Bank(13)...........................       9,750                     9,750                --              --
Brian Creek & Evelyn G. Lopez-Creek,.............         815                       815                --              --
 In Joint Tenancy
Daniel-Edward G. Lopez & Karen Lopez,............         815                       815                --              --
 In Joint Tenancy
Danilo S. Lopez & Evelyn G. Lopez, In............       3,245                     3,245                --              --
 Joint Tenancy

------------------------
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)  See "Plan of Distribution".

(3) Includes 36,562 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(4) Includes 70,687 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(5) Includes 12,187 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(6) Includes 7,312 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(7) Includes 4,265 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(8) Includes 80,437 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(9) Includes 9,701 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus and 163,285 shares issuable upon exercise of options assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants or options are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants or options will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(10) Includes 17,062 shares issuable upon exercise warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus and 32,656 shares issuable upon exercise of options assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants or options are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants or options will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(11) Includes 2,437 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus and 56,048 shares issuable upon exercise of options assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants or options are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants or options will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(12) Includes 6,093 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

(13) Includes 9,750 shares issuable upon exercise of warrants assumed by the Company that are exerciseable within 60 days of the date of this Prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.

                             PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and/or
(e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, in the event of a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale (which compensation as to a particular broker, dealer or agent may be in excess of customary commissions, discounts or concessions). Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters.

     In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company including certain restrictions contained in a registration rights agreement between the Company and the Selling Stockholders. Among other restrictions, the Selling Stockholders have agreed not to sell any shares by means of this Prospectus during the period commencing twenty-eight days prior to the end of each of the Company's fiscal quarters and ending two trading days after the Company publicly announces its earnings for such quarter. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

      The Company and the Selling Stockholders have agreed to certain indemnification obligations with respect to the sale of the Shares by use of this Prospectus.

     The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until July 6, 1999, the one year anniversary of the effective time of the Merger. The Company intends to deregister any of the Shares not sold by the Selling Stockholders at the end of such one year period; however, it is anticipated that at such time any unsold Shares may be freely tradeable subject to compliance with Rule 144 of the Securities Act, as such rule may be applicable to each Selling Stockholder.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Graham & James LLP, Sacramento, California, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries, except Acclaim Communications, Inc., as of December 29, 1996 and for each of the two years in the period ended December 29, 1996, included in this Prospectus have been audited by Arthur Andersen LLP as stated in their report incorporated by reference herein in the registration statement. The financial statements of Acclaim Communications, Inc. for the two years ended December 31, 1996 (consolidated with those of the Company) have been audited by Deloitte & Touche LLP as stated in its report incorporated by reference herein. Such consolidated financial statements of the Company and its subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                               TABLE OF CONTENTS


                                                                       PAGE
Available Information............................................       5
Incorporation of Certain Documents By Reference..................       5
The Company......................................................       6
Risk Factors.....................................................       7
Use of Proceeds..................................................      10
Selling Stockholders.............................................      11
Plan of Distribution.............................................      14
Legal Matters....................................................      15
Experts..........................................................      15



                    LEVEL ONE COMMUNICATIONS, INCORPORATED
                               4,217,855 SHARES
                                      OF
                                 COMMON STOCK
                             ---------------------
                                  PROSPECTUS
                             ---------------------
                               October    , 1998
                                       ---

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company will pay all expenses incident to the offering and sale to the public of the Shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee                  $23,479
NASDAQ National Market listing fee..  $17,500
Legal fees and expenses.............  $15,000
Accounting fees and expenses........  $10,000
Miscellaneous expenses..............  $20,000
  Total.............................  $85,979

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant has provisions in its Amended and Restated Articles of Incorporation which eliminate the liability of the Registrant's directors to the Registrant and its shareholders for monetary damages to the fullest extent permissible under California law and provisions which authorize the Registrant to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant's Bylaws, as amended, provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

     In addition, the Registrant has entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors or executive officers to the fullest extent not prohibited by law.

     The indemnification provisions in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 16.   EXHIBITS

2.1* Agreement and Plan of Reorganization by and between the Company, Aardvark Acquisition Corp. and Acclaim Communications, Inc.

4.1** Amended and Restated Articles of Incorporation of the Company, as amended.

4.2***  Bylaws of the Company, as amended.

4.3**** Registration Rights Agreement, by and among the Company and the former stockholders of Acclaim Communications, Inc.

5.1     Opinion of Graham & James LLP.

23.1    Consent of Arthur Andersen LLP, Independent Auditors.

23.2    Consent of Deloitte and Touche LLP, Independent Auditors.

23.3    Consent of Counsel (included in Exhibit 5.1).

24.1    Power of Attorney (included on page II-4).

------------------------
* Filed with the Registrant's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").

** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.

*** Incorporated by reference to Registration Statement No. 33-65810 dated August 19, 1994.

**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.


ITEM 17.   UNDERTAKINGS

A.  UNDERTAKING PURSUANT TO RULE 415

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 6th day of October 1998.

                                  LEVEL ONE COMMUNICATIONS, INCORPORATED


                                  BY:  /s/ John Kehoe
                                      ----------------------------
                                       John Kehoe
                                       Senior Vice President
                                       and Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
S. Pepper and John Kehoe and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 6th day of October 1998 in the capacities indicated.

         SIGNATURE                  TITLE


/s/ Robert S. Pepper          President, Chief Executive
-------------------------
Robert S. Pepper, Ph.D.       Officer and Director
                              (Principal Executive Officer)


/s/ John Kehoe                Senior Vice President and
-------------------------
John Kehoe                    Chief Financial Officer
                              (Principal Financial Officer)


/s/ Thomas J. Connors         Director
-------------------------
Thomas J. Connors

/s/ Paul Gray                 Director
-------------------------
Paul Gray, Ph.D.


/s/ Martin Jurick             Director
-------------------------
Martin Jurick



/s/ Henry Kressel             Director
-------------------------
Henry Kressel, Ph.D.


/s/ Joseph P. Landy           Director
-------------------------
Joseph P. Landy



/s/ Kenneth A. Pickar         Director
-------------------------
Kenneth A. Pickar, Ph.D.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION

2.1* Agreement and Plan of Reorganization by and between the Company, Aardvark Acquisition Corp. and Acclaim Communications, Inc.

4.1** Amended and Restated Articles of Incorporation of the Company, as amended.

4.2***  Bylaws of the Company, as amended.

4.3**** Registration Rights Agreement, by and among the Company and the former stockholders of Acclaim Communications, Inc.

5.1     Opinion of Graham & James LLP.

23.1    Consent of Arthur Andersen LLP, Independent Auditors.

23.2    Consent of Deloitte and Touche LLP, Independent Auditors.

23.3    Consent of Counsel (included in Exhibit 5.1).

24.1    Power of Attorney (included on page II-4).

------------------------
* Filed with the Registrant's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").

** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.

*** Incorporated by reference to Registration Statement No. 33-65810 dated August 19, 1994.

**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.